Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS FIRST QUARTER RESULTS
Sales and Comparable Store Sales Continue to Grow

Sunbury, PA (May 1, 2015) - Weis Markets, Inc. (NYSE:WMK) today reported a 3.7% increase in its first quarter sales while comparable store sales excluding fuel increased 4.7%.

During the thirteen-week period ending March 28, 2015, the Company's sales totaled $712.4 million. Overall comparable store sales increased 3.4% in the first quarter. During the same period, the Company's net income totaled $13.1 million, down 11.2% while earnings per share totaled $0.49 compared to $0.55 per share in 2014.

"We continue to make long-term investments in growing our sales and are encouraged by our results," said Jonathan Weis, Weis Markets' Chairman and CEO. "Our first quarter sales increase was the result of improved everyday pricing, disciplined promotions and an improved in-store experience. This combination produced a strong increase in customer count and continued market share growth."

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter - 2015
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 28, 2015	March 29, 2014	(Decrease)
Net Sales	$712,426,000	$687,127,000	3.7%
Income Before Income Taxes	20,033,000	23,056,000	(13.1)%
Provision for Income Taxes	6,924,000	8,290,000	(16.5)%
Net Income	$13,109,000	$14,766,000	(11.2)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.49	$0.55	$(0.06)